As filed with the Securities and Exchange Commission on May 19, 2023.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TRACON Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	2836	34-2037594
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

4350 La Jolla Village Drive, Suite 800

San Diego, California 92122

(858) 550-0780

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Charles P. Theuer, M.D., Ph.D.

President and Chief Executive Officer

TRACON Pharmaceuticals, Inc.

4350 La Jolla Village Drive, Suite 800

San Diego, California 92122

(858) 550-0780

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Scott B. Brown, CPA Chief Financial Officer TRACON Pharmaceuticals, Inc. 4350 La Jolla Village Drive, Suite 800 San Diego, California 92122 (858) 550-0780	Matthew T. Browne Cooley LLP 10265 Science Center Drive San Diego, California 92121 (858) 550-6000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and the selling stockholder is not soliciting offers to buy these securities, in any state where the offer or sale of these securities is not permitted.

PROSPECTUS SUBJECT TO COMPLETION, DATED MAY 19, 2023

5,000,000 Shares

Common Stock

This prospectus relates to the offer and resale, from time to time, of up to 5,000,000 shares of our common stock, par value $0.001 per share, by Lincoln Park Capital Fund, LLC, which we refer to in this prospectus as Lincoln Park or the selling stockholder. The shares of common stock to which this prospectus relates includes up to 4,400,784 shares that we may sell to Lincoln Park, from time to time after the date of this prospectus, in our sole discretion, pursuant to a purchase agreement between us and Lincoln Park dated May 8, 2023, which we refer to as the Purchase Agreement, and 599,216 shares we issued to Lincoln Park on May 8, 2023, in consideration for its commitment to purchase shares of our common stock at our direction under the Purchase Agreement.

We are not selling any securities under this prospectus and we will not receive any proceeds from the sale of the shares by Lincoln Park. However, we may receive aggregate gross proceeds of up to $26.0 million from our sales of common stock to Lincoln Park under the Purchase Agreement, from time to time in our discretion after the date of this prospectus and after satisfaction of other conditions in the Purchase Agreement.

Lincoln Park is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended, or the Securities Act.

The selling stockholder may sell the shares of common stock described in this prospectus in a number of different ways and at varying prices. See “Plan of Distribution” on page for more information about how the selling stockholder may sell or otherwise dispose of the shares of common stock included in this prospectus. We will pay the expenses incurred by us in registering under the Securities Act the offer and resale of the shares of common stock to which this prospectus relates, including legal and accounting fees, but all selling and other expenses incurred by the selling stockholder will be paid by the selling stockholder.

Our common stock is listed on The Nasdaq Capital Market under the symbol “TCON.” On May 18, 2023, the closing price for our common stock, as reported on The Nasdaq Capital Market, was $0.63 per share.

You should read this prospectus and any prospectus supplement, together with additional information described under the headings “Incorporation of Certain Information by Reference” and “Where You Can Find More Information,” carefully before you invest in any of our securities.

Investing in our common stock involves a high degree of risk. You should carefully review the risks and uncertainties described under the heading “Risk Factors” on page 7 of this prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus, including those filed after the date hereof.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is , 2023

We incorporate by reference important information into this prospectus. You may obtain the information incorporated by reference without charge by following the instructions under “Where You Can Find More Information.” You should carefully read this prospectus, as well as additional information described under “Incorporation of Certain Information by Reference,” before deciding to invest in our common stock.

Neither we nor the selling stockholder have authorized anyone to provide you with additional information or information different from that contained in this prospectus filed with the Securities and Exchange Commission, or the SEC. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The selling stockholder is offering to sell, and seeking offers to buy, our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of shares of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside the United States, neither we nor the selling stockholder have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus outside the United States.

PROSPECTUS SUMMARY

The following summary highlights information contained or incorporated by reference elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our common stock, you should carefully read this entire prospectus, including our consolidated financial statements and the related notes and other documents incorporated by reference in this prospectus, as well as the information under the caption “Risk Factors” herein and under similar headings in the other documents that are incorporated by reference into this prospectus.

Except as otherwise indicated herein or as the context otherwise requires, references in this prospectus to “TRACON,” “the company,” “we,” “us” and “our” refer to TRACON Pharmaceuticals, Inc. and its consolidated subsidiaries.

Company Overview

We are a biopharmaceutical company focused on the development and commercialization of novel targeted therapeutics for cancer and utilizing our cost efficient, contract research organization, or CRO, independent product development platform to partner with other life science companies to develop and commercialize innovative products in the United States.

We utilize a CRO-independent product development platform that emphasizes capital efficiency. Our experienced clinical operations, data management, quality assurance, product development and regulatory affairs groups manage significant aspects of our clinical trials with internal resources. We use these internal resources to reduce the costs associated with utilizing CROs to conduct clinical trials. In our experience, this model has resulted in capital efficiencies and improved communication with clinical trial sites, which can expedite patient enrollment and improve the quality of patient data as compared to a CRO-managed model. We have leveraged this platform in all of our sponsored clinical trials. We have also leveraged our product development platform to diversify our product pipeline without payment of upfront license fees through license agreements with Eucure and Biocytogen, 3D Medicines and Alphamab, and Janssen. We continue to evaluate life science companies that would benefit from a rapid and capital-efficient U.S. drug development solution that includes U.S. and European Union clinical development expertise. We believe we will continue to be recognized as a preferred U.S. clinical development partner through a cost- and risk-sharing partnership structure, which may include U.S. commercialization.

Corporate Information

We were incorporated in the state of Delaware in October 2004 as Lexington Pharmaceuticals, Inc. and we subsequently changed our name to TRACON Pharmaceuticals, Inc. in March 2005, at which time we relocated to San Diego, California. Our principal executive offices are located at 4350 La Jolla Village Drive, Suite 800, San Diego, California 92122, and our telephone number is (858) 550‑0780. Our corporate website address is www.traconpharma.com. The information contained on, or that can be accessed through, our website is not a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

This prospectus may contain references to our trademarks and to trademarks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus, including logos, artwork and other visual displays, may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend our use or display of other companies’ trademarks, trade names or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies or products.

The Offering

Common stock offered by selling stockholder

Up to 5,000,000 shares of our common stock, consisting of:

• 599,216 Commitment Shares that we issued to Lincoln Park on May 8, 2023, as consideration for its commitment to purchase shares of our common stock under the Purchase Agreement; and

• up to 4,400,784 shares of our common stock we may issue and sell to Lincoln Park from time to time, at our sole discretion, during the 36-month period commencing on the Commencement Date (as defined below) in accordance with the Purchase Agreement, including $1.0 million of shares of our common stock to be purchased on the Commencement Date upon our request, or the Initial Purchase, at a price per share equal to the lesser of (i) the closing sale price of the common stock on the business day immediately preceding the Commencement Date and (ii) the average of the closing sales prices of the common stock for the 10 consecutive business days ending on the business day immediately preceding the Commencement Date, or the Initial Purchase Price. The shares of our common stock purchased by Lincoln Park in the Initial Purchase, if any, are referred to herein as the Initial Purchase Shares.

Common stock outstanding before this offering	24,027,891 shares

Selling stockholder	Lincoln Park Capital Fund, LLC. See “Selling Stockholder” on page 23 of this prospectus.

Use of proceeds

We will not receive any proceeds from the sale of shares of common stock by Lincoln Park pursuant to this prospectus. We may receive gross proceeds of up to $26.0 million from the sale of shares of common stock to Lincoln Park under the Purchase Agreement after the date of this prospectus, including pursuant to the Initial Purchase. Such proceeds will be used for working capital and general corporate purposes, including research and development expenses and general and administrative expenses. See “Use of Proceeds” on page 15 of this prospectus.

Risk factors	You should read the “Risk Factors” section included in this prospectus for a discussion of factors to consider carefully before deciding to invest in shares of our common stock.

Nasdaq symbol	"TCON"

The number of shares of our common stock outstanding referenced above is based on 24,027,891 shares of common stock outstanding as of March 31, 2023, and excludes the following as of March 31, 2023:

•
3,116,854 shares of common stock issuable upon the exercise of stock options at a weighted-average exercise price of $6.92 per share;
•
1,534,261 shares of common stock issuable upon the exercise of common stock warrants at a weighted-average exercise price of $24.74 per share;
•
7,245,984 shares of common stock issuable upon the exercise of pre-funded warrants at an exercise price of $0.01 per share;
•
436,053 shares of common stock reserved for future issuance under our 2015 Equity Incentive Plan;
•
475,069 shares of common stock reserved for future issuance under our 2015 Employee Stock Purchase Plan;
•
options to purchase 126,000 shares of common stock at an exercise price of $1.82 per share granted on April 19, 2023; and
•
599,216 of Commitment Shares that we issued to Lincoln Park on May 8, 2023.

Unless otherwise indicated, all information contained in this prospectus assumes or gives effect to no exercise of the outstanding options or warrants described above.

The Lincoln Park Transaction

On May 8, 2023, we and Lincoln Park entered into the Purchase Agreement and a registration rights agreement dated as of May 8, 2023, or the Registration Rights Agreement. The Purchase Agreement provides that, subject to the terms and conditions set forth therein, we may sell to Lincoln Park up to $26.0 million of shares of common stock, subject to certain limitations, from time to time during the term of the Purchase Agreement, including pursuant to the Initial Purchase. Pursuant to the terms of the Registration Rights Agreement, we have filed the registration statement of which this prospectus forms a part with the SEC to register under the Securities Act for resale by Lincoln Park up to 5,000,000 shares of common stock that have been or may be issued and sold by us to Lincoln Park under the Purchase Agreement.

Under the Purchase Agreement, we have the right, but not the obligation, to sell to Lincoln Park, and Lincoln Park is obligated to purchase up to $26.0 million of our common stock, including pursuant to the Initial Purchase. Such sales of common stock by us, if any, will be subject to certain limitations set forth in the Purchase Agreement, and may occur from time to time, at our sole discretion, over the 36-month period commencing on the date that the conditions to Lincoln Park’s purchase obligation set forth in the Purchase Agreement are satisfied, including that the registration statement of which this prospectus forms a part is declared effective by the SEC and a final prospectus relating thereto is filed with the SEC. The date on which all of such conditions are satisfied is referred to as the Commencement Date.

On the Commencement Date, we may, by written notice delivered by us to Lincoln Park, direct Lincoln Park to purchase the Initial Purchase Shares at the Initial Purchase Price; provided, however, that the dollar amount of Lincoln Park’s maximum purchase commitment under the Initial Purchase may not exceed $1.0 million.

From and after the first business day following the Commencement Date, on any business day selected by us on which the closing sale price of the common stock is not below $0.10 share, or the Floor Price, we may, by written notice delivered by us to Lincoln Park, direct Lincoln Park to purchase up to 125,000 shares of common stock on such business day (which shall be the “purchase date” therefor), at a purchase price per share that will be determined and fixed in accordance with the Purchase Agreement at the time we deliver such written notice to Lincoln Park, or a Regular Purchase, provided, however, that the maximum number of shares we may sell to Lincoln Park in a Regular Purchase may be increased to (i) up to 150,000 shares, provided that the closing sale price of the common stock on the applicable purchase date is not below $2.00 and (ii) up to 175,000 shares, provided that the closing sale price of the common stock on the applicable purchase date is not below $4.00 (each of such share and dollar amounts subject to adjustment for any reorganization, recapitalization, non-cash dividend, stock split or other similar transaction as provided in the Purchase Agreement). In any case, however, Lincoln Park’s maximum purchase commitment in any single Regular Purchase may not exceed $1.0 million. The purchase price per share of common stock sold in each such Regular Purchase, if any, will be based on market prices of the common stock over a specified period immediately preceding the time of sale as computed under the Purchase Agreement. We may direct Lincoln Park to purchase shares of common stock in a Regular Purchase on any business day we select as the purchase date for such Regular Purchase and as often as every business day, provided that (i) the closing price of our common stock on the applicable purchase date for such Regular Purchase is not below the Floor Price and (ii) all shares of common stock subject to all prior Regular Purchases that we have effected under the Purchase Agreement, if any, have been received by Lincoln Park before we deliver notice to Lincoln Park for such Regular Purchase in accordance with the Purchase Agreement.

In addition to Regular Purchases, provided that we have directed Lincoln Park to purchase the maximum amount of shares that we are then able to sell to Lincoln Park in a Regular Purchase, we may, in our sole discretion, also direct Lincoln Park to purchase additional shares of common stock in “accelerated purchases,” and “additional accelerated purchases” as set forth in the Purchase Agreement, provided that all shares of common stock subject to all prior Regular Purchases, accelerated purchases and additional accelerated purchases (as applicable) that we have effected under the Purchase Agreement have been received by Lincoln Park before we deliver notice to Lincoln Park for the applicable accelerated purchase or additional accelerated purchase in accordance with the Purchase Agreement. The purchase price per share of common stock sold in each such accelerated purchase and additional accelerated purchase, if any, will be based on market prices of the common stock on the applicable purchase dates for such accelerated purchases and additional accelerated purchases as computed under the Purchase Agreement. There are no upper limits on the price per share that Lincoln Park must pay for shares of common stock in any purchase under the Purchase Agreement.

Under the applicable Nasdaq listing rules, in no event may we issue to Lincoln Park under the Purchase Agreement more than 4,809,486 shares of our common stock, which number of shares is equal to 19.99% of the shares of common stock outstanding immediately prior to the execution of the Purchase Agreement, or the Exchange Cap, unless (i) we first obtain stockholder approval to issue shares of common stock in excess of the Exchange Cap in accordance with applicable Nasdaq listing rules, or (ii) at the time we have issued shares of common stock equal to the Exchange Cap and at all times thereafter, the average price per share of common stock for all shares of common stock sold by us to Lincoln Park under the Purchase Agreement equals or exceeds $0.8225 per share (representing the lower of the official closing price of the common stock on Nasdaq on the trading day immediately preceding the date of the Purchase Agreement and the average official closing price of the common stock on Nasdaq for the five consecutive trading days ending on the trading day immediately preceding the date of the Purchase Agreement, as adjusted under applicable Nasdaq rules to take into account the issuance of Commitment Shares (as defined below) to Lincoln Park for non-cash consideration), such that the Exchange Cap limitation would no longer apply to issuances and sales of common stock by us to Lincoln Park under the Purchase Agreement under applicable Nasdaq listing rules.

The Purchase Agreement also prohibits us from directing Lincoln Park to purchase any shares of common stock if those shares, when aggregated with all other shares of common stock then beneficially owned by Lincoln Park (as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and Rule 13d-3 thereunder), would result in Lincoln Park beneficially owning more than 9.99% of the outstanding shares of common stock, or the Beneficial Ownership Cap.

We will control the timing and amount of any sales of common stock to Lincoln Park pursuant to the Purchase Agreement. Lincoln Park has no right to require us to sell any shares of common stock to Lincoln Park under the Purchase Agreement, but Lincoln Park is obligated to make purchases of common stock as we direct, upon the terms and subject to the satisfaction of the conditions set forth in the Purchase Agreement. Neither we nor Lincoln Park may assign or transfer our respective rights and obligations under the Purchase Agreement; provided, however, that any transaction, whether by merger, reorganization, restructuring or consolidation, financing or otherwise, whereby we remain the surviving entity immediately after such transaction shall not be deemed an assignment by us. No provision of the Purchase Agreement or the Registration Rights Agreement may be modified or waived by us or Lincoln Park.

Actual sales of shares of common stock by us to Lincoln Park under the Purchase Agreement will depend on a variety of factors to be determined by us from time to time, including, among others, market conditions, the trading price of the common stock and determinations by us as to the appropriate sources of funding for us and our operations. The net proceeds under the Purchase Agreement to us will depend on the frequency and prices at which we sell shares of common stock to Lincoln Park pursuant to the Purchase Agreement. We expect that any net proceeds received by us from such sales to Lincoln Park under the Purchase Agreement will be used as set forth under the heading “Use of Proceeds” below.

There are no restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement or Registration Rights Agreement, except we are prohibited, subject to certain exceptions, until the later of May 8, 2026 or the 36-month anniversary of the Commencement Date, irrespective of any earlier termination of the Purchase Agreement, from effecting or entering into any agreement to effect an “equity line of credit” or other substantially similar equity line of credit offering with another third party in which we may offer, issue or sell, and the purchaser is irrevocably bound to purchase, common stock or equities convertible or exerciseable into common stock at a future determined price. Lincoln Park has represented to us that at no time prior to the time of execution of the Purchase Agreement has Lincoln Park or its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any short sale (as such term is defined in Rule 200 of Regulation SHO under the Exchange Act) of our common stock or any hedging transaction, which establishes a net short position with respect to our common stock. Lincoln Park agreed that during the term of the Purchase Agreement, it, its agents, representatives or affiliates will not enter into or effect, directly or indirectly, any of the foregoing transactions.

We have the unconditional right, at any time, for any reason and without any payment or liability to us, to terminate the Purchase Agreement upon one business day’s prior written notice to Lincoln Park. In the event of bankruptcy proceedings by or against us that are not discharged within 90 days, the Purchase Agreement will automatically terminate without action of any party. No termination of the Purchase Agreement will be effective during the pendency of any Regular Purchase, accelerated purchase or additional accelerated purchase that has not then fully settled in accordance with the Purchase Agreement.

As consideration for Lincoln Park’s commitment to purchase shares of common stock from us at our direction from time to time from and after the Commencement Date pursuant to the Purchase Agreement, promptly following our execution of the Purchase Agreement and the Registration Rights Agreement, we issued 599,216 shares of common stock, or the Commitment Shares, to Lincoln Park on May 8, 2023. All 599,216 Commitment Shares that we issued to Lincoln Park are included in the 5,000,000 shares of common stock being registered under the Securities Act for resale by Lincoln Park under the registration statement of which this prospectus forms a part.

Because the purchase price per share to be paid by Lincoln Park for the shares of common stock that we may elect to sell to Lincoln Park under the Purchase Agreement, if any, will fluctuate based on the market prices of our common stock at the time we elect to sell such shares to Lincoln Park under the Purchase Agreement, as of the date of this prospectus it is not possible for us to predict the total number of shares of common stock that we will sell to Lincoln Park under the Purchase Agreement, if any, the actual purchase price per share to be paid by Lincoln Park for those shares, or the aggregate amount of proceeds we will actually receive from those sales, if any, under the Purchase Agreement. As of May 16, 2023, there were 24,746,044 shares of common stock outstanding (which includes the 599,216 Commitment Shares we issued to Lincoln Park on May 8, 2023 in consideration of Lincoln Park’s obligation to purchase shares of our common stock at our direction under the Purchase Agreement). Although the Purchase Agreement provides that we may, in our discretion, from time to time after the date of this prospectus and during the term of the Purchase Agreement, direct Lincoln Park to purchase shares of our common stock from us in one or more purchases under the Purchase Agreement, for a maximum aggregate purchase price of up to $26.0 million, only 5,000,000 shares of common stock (599,216 of which represent the Commitment Shares that have been issued by us to Lincoln Park on May 8, 2023, for which we will receive no cash proceeds) are being registered for resale under the registration statement of which this prospectus forms a part. If, in addition to the 599,216 Commitment Shares that are currently outstanding, all of the additional 4,400,784 shares of common stock offered for resale by Lincoln Park under this prospectus (without taking into account the 19.99% Exchange Cap limitation applicable to issuances and sales of common stock under the Purchase Agreement) were issued and outstanding as of May 16, 2023, such shares would represent approximately 17.15% of the total number of shares of our common stock outstanding as of May 16, 2023.

If it becomes necessary for us to issue and sell to Lincoln Park shares of common stock in excess of the Exchange Cap under the Purchase Agreement in order to receive aggregate gross proceeds equal to $26.0 million in under the Purchase Agreement, then for so long as the Exchange Cap continues to apply to issuances and sales of common stock under the Purchase Agreement, we must first obtain stockholder approval to issue shares of common stock in excess of the Exchange Cap in accordance with applicable Nasdaq listing rules. Furthermore, if we elect to issue and sell to Lincoln Park more than the 4,400,784 shares of our common stock that we may elect to issue and sell to Lincoln Park under the Purchase Agreement that are being registered for resale by Lincoln Park hereunder, which we have the right, but not the obligation, to do, we must first file with the SEC one or more additional registration statements to register under the Securities Act for resale by Lincoln Park such additional shares of our common stock we wish to sell from time to time under the Purchase Agreement, which the SEC must declare effective, in each case before we may elect to sell any additional shares of our common stock to Lincoln Park under the Purchase Agreement. Any issuance and sale by us under the Purchase Agreement of a substantial amount of shares of common stock in addition to the 4,400,784 shares of common stock that we may elect to issue and sell to Lincoln Park under the Purchase Agreement that are being registered for resale by Lincoln Park hereunder could cause additional substantial dilution to our stockholders.

The number of shares of common stock ultimately resold by Lincoln Park through this prospectus is dependent upon the total number of shares of common stock, if any, we elect to issue and sell to Lincoln Park under the Purchase Agreement from and after Commencement Date and during the term of the Purchase Agreement. Issuances of our common stock to Lincoln Park under the Purchase Agreement will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted as a result of any such issuance. Although the number of shares of our common stock that our existing stockholders own will not decrease, the shares of our common stock owned by our existing stockholders will represent a smaller percentage of our total outstanding shares of our common stock after any such issuance of shares of our common stock to Lincoln Park under the Purchase Agreement.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should consider carefully the following risks and uncertainties as well as the risks and uncertainties described in the section entitled “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2022, as filed with SEC on March 8, 2023, as well as in our subsequent Quarterly and Annual Reports filed with the SEC, which descriptions are incorporated in this prospectus by reference in their entirety, as well as in any prospectus supplement hereto. These risks and uncertainties are not the only risks and uncertainties we face. Additional risks and uncertainties not currently known to us, or that we currently view as immaterial, may also impair our business. If any of the risks or uncertainties described in our SEC filings or any additional risks and uncertainties actually occur, our business, financial condition, results of operations and cash flow could be materially and adversely affected. In that case, the trading price of our common stock could decline and you might lose all or part of your investment. You should carefully consider the following information about risks, together with the other information contained in this prospectus, before making an investment in our common stock.

It is not possible to predict the actual number of shares of common stock we may sell to Lincoln Park under the Purchase Agreement, or the actual gross proceeds resulting from those sales.

On May 8, 2023, we entered into the Purchase Agreement with Lincoln Park, pursuant to which Lincoln Park has committed to purchase up to $26.0 million of our common stock in a committed equity financing, including the $1.0 million Initial Purchase, subject to certain limitations and conditions set forth in the Purchase Agreement. The shares of our common stock that may be issued under the Purchase Agreement may be sold by us to Lincoln Park at our discretion from time to time over an approximately 36-month period commencing on the Commencement Date.

We generally have the right to control the timing and amount of any sales of our shares of common stock to Lincoln Park under the Purchase Agreement. Sales of our common stock, if any, to Lincoln Park under the Purchase Agreement will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to Lincoln Park all, some or none of the shares of our common stock that may be available for us to sell to Lincoln Park pursuant to the Purchase Agreement.

Because the purchase price per share to be paid by Lincoln Park for the shares of common stock that we may elect to sell to Lincoln Park under the Purchase Agreement, if any, will fluctuate based on the market prices of our common stock at the time we elect to sell shares to Lincoln Park pursuant to the Purchase Agreement, if any, it is not possible for us to predict, as of the date of this prospectus and prior to any such sales, the number of shares of common stock that we will sell to Lincoln Park under the Purchase Agreement, the purchase price per share that Lincoln Park will pay for shares purchased from us under the Purchase Agreement, or the aggregate gross proceeds that we will receive from those purchases by Lincoln Park under the Purchase Agreement.

Moreover, although the Purchase Agreement provides that we may sell up to an aggregate of $26.0 million of our common stock to Lincoln Park, only 5,000,000 shares of common stock are being registered under the Securities Act for resale by Lincoln Park under the registration statement of which this prospectus forms a part, consisting of (i) the 599,216 Commitment Shares that we issued to Lincoln Park as consideration for its commitment to purchase shares of our common stock under the Purchase Agreement and (ii) up to 4,400,784 shares of our common stock that we may elect to sell to Lincoln Park, in our sole discretion, from time to time from and after the Commencement Date under the Purchase Agreement.

If after the Commencement Date we elect to sell to the selling stockholder all of the 4,400,784 shares of common stock being registered for resale by Lincoln Park under this prospectus that are available for sale by us to the selling stockholder under the Purchase Agreement, depending on the market prices of our common stock at the time of such sales, the actual gross proceeds from the sale of all such shares of common stock by us to Lincoln Park may be substantially less than the $26.0 million total purchase commitment available to us under the Purchase Agreement, which could materially adversely affect our liquidity.

If it becomes necessary for us to issue and sell to Lincoln Park shares of common stock in excess of the Exchange Cap under the Purchase Agreement in order to receive aggregate gross proceeds equal to $26.0 million under the Purchase Agreement, then for so long as the Exchange Cap continues to apply to issuances and sales of common stock under the Purchase Agreement, we must first obtain stockholder approval to issue shares of common stock in excess of the Exchange Cap in accordance with applicable Nasdaq listing rules. Furthermore, if we elect to issue and sell to Lincoln Park more than the 4,400,784 shares of our common stock that we may elect to issue and sell to Lincoln Park under the Purchase Agreement that are being registered for resale by Lincoln Park hereunder, which we have the right, but not the obligation, to do, we must first file with the SEC one or more additional registration statements to register under the Securities Act for resale by Lincoln Park such additional shares of our common stock we wish to sell from time to time under the Purchase Agreement, which the SEC must declare effective, in each case before we may elect to sell any additional shares of our common stock to Lincoln Park under the Purchase Agreement. Any issuance and sale by us under the Purchase Agreement of a substantial amount of shares of common stock in addition to the 4,400,784 shares of common stock that we may elect to issue and sell to Lincoln Park under the Purchase Agreement that are being registered for resale by Lincoln Park hereunder could cause additional substantial dilution to our stockholders. The number of shares of our common stock ultimately offered for sale by Lincoln Park is dependent upon the number of shares of common stock, if any, we ultimately sell to Lincoln Park under the Purchase Agreement, and the sale of common stock under the Purchase Agreement may cause the trading price of our common stock to decline.

Investors who buy shares at different times will likely pay different prices, and the sale of the shares of common stock acquired by Lincoln Park could cause the price of our common stock to decline.

Pursuant to the Purchase Agreement, we will have discretion, subject to market demand, to vary the timing, prices, and numbers of shares sold to Lincoln Park. If and when we do elect to sell shares of our common stock to Lincoln Park pursuant to the Purchase Agreement, after Lincoln Park has acquired such shares, Lincoln Park may resell all, some or none of such shares at any time or from time to time in its discretion and at different prices. As a result, investors who purchase shares from Lincoln Park in this offering at different times will likely pay different prices for those shares, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from Lincoln Park in this offering as a result of future sales made by us to Lincoln Park at prices lower than the prices such investors paid for their shares in this offering. Further, the sale of a substantial number of shares of our common stock by Lincoln Park, or anticipation of such sales, could cause the trading price of our common stock to decline or make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise desire.

Our ability to issue and sell the full $26.0 million of shares of our common stock to Lincoln Park pursuant to the Purchase Agreement is constrained due to relatively few authorized shares available for future issuance.

Our ability to raise additional equity capital pursuant to the Purchase Agreement is currently constrained. On May 18, 2023, the closing price for our common stock, as reported on The Nasdaq Capital Market, was $0.63 per share. As a result of such closing price, we have relatively few authorized shares of common stock that are not issued and outstanding or reserved for future issuance. If we are unable to utilize the full potential of the Purchase Agreement on a timely basis, we may be required to curtail or terminate some or all of our business plans, which could adversely affect our financial performance, growth and ability to continue our operations.

Our management will have broad discretion over the use of the net proceeds, if any, from our sale of shares of common stock to Lincoln Park, you may not agree with how we use the proceeds and the proceeds may not be used effectively.

This prospectus relates to shares of our common stock that may be offered and sold from time to time by Lincoln Park. We will not receive any proceeds upon the sale of shares by Lincoln Park. However, we may receive gross proceeds of up to $26.0 million from the sale of shares under the Purchase Agreement to Lincoln Park, including pursuant to the Initial Purchase. The anticipated use of net proceeds from the sale of our common stock to Lincoln Park under the Purchase Agreement represents our intentions based upon our current plans and business conditions. Because we have not designated the amount of net proceeds from the sale of shares under the Purchase Agreement to be used for any particular purpose, our management will have broad discretion as to the use of the net proceeds from our sale of shares of common stock to Lincoln Park. Accordingly, you will be relying on the judgment of our management with regard to the use of those net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that, pending their use, we may invest those net proceeds in a way that does not yield a favorable, or any, return for us. Further, our management may use the net proceeds for corporate purposes that may not improve our financial condition or market value. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flows.

We may not have access to the full amount available under the Purchase Agreement with Lincoln Park. We may require additional financing to sustain our operations, without which we may not be able to continue operations, and the terms of subsequent financings may adversely impact our stockholders.

We may direct Lincoln Park to purchase up to $26.0 million worth of shares of our common stock, less the $1.0 million Initial Purchase, if any, in a Regular Purchase from time to time under the Purchase Agreement over a 36-month period generally in amounts up to 125,000 shares of our common stock, which may be increased to up to 175,000 shares of our common stock depending on the closing sale price of our common stock at the time of sale, provided that Lincoln Park’s maximum purchase obligation under any single Regular Purchase shall not exceed $1.0 million. Moreover, under certain circumstances as set forth in the Purchase Agreement, we may, in our sole discretion, also direct Lincoln Park to purchase additional shares of common stock in “accelerated purchases,” and “additional accelerated purchases” as set forth in the Purchase Agreement.

Depending on the prevailing market price of our common stock, we may not be able to sell shares to Lincoln Park for the maximum $26.0 million over the term of the Purchase Agreement. We will need to seek stockholder approval before issuing more than the Exchange Cap limit of 4,809,486 shares of common stock under the Purchase Agreement, unless the average price per share of common stock for all shares of common stock sold by us to Lincoln Park under the Purchase Agreement equals or exceeds $0.8225 per share (representing the lower of the official closing price of the common stock on Nasdaq on the trading day immediately preceding the date of the Purchase Agreement and the average official closing price of the common stock on Nasdaq for the five consecutive trading days ending on the trading day immediately preceding the date of the Purchase Agreement, as adjusted under applicable Nasdaq rules to take into account the issuance of Commitment Shares to Lincoln Park for non-cash consideration), such that the Exchange Cap limitation would no longer apply to issuances and sales of common stock by us to Lincoln Park under the Purchase Agreement under applicable Nasdaq listing rules. In addition, Lincoln Park will not be required to purchase any shares of our common stock if such sale would result in Lincoln Park’s beneficial ownership of our common stock exceeding the Beneficial Ownership Cap of 9.99% of the outstanding shares of our common stock. Our inability to access a portion or the full amount available under the Purchase Agreement, in the absence of any other financing sources, could have a material adverse effect on our business.

The extent we rely on Lincoln Park as a source of funding will depend on a number of factors including the prevailing market price of our common stock and the extent to which we are able to secure working capital from other sources. Assuming a purchase price of $0.63 per share (which represents the closing price of our common stock on May 18, 2023), the purchase by Lincoln Park of the entire 4,400,784 shares of common stock issuable under the Purchase Agreement being registered for resale by Lincoln Park hereunder would result in gross proceeds to us of only $2.8 million. If obtaining sufficient funding from Lincoln Park were to prove unavailable or prohibitively dilutive, we will need to secure another source of funding in order to satisfy our working capital needs. Even if we sell all $26.0 million of shares of our common stock to Lincoln Park under the Purchase Agreement, we may still need additional capital to finance our future production plans and working capital needs, and we may have to raise funds through the issuance of equity or debt securities.

Depending on the type and the terms of any financing we pursue, stockholders’ rights and the value of their investment in our common stock could be reduced. A financing could involve one or more types of securities including common stock, convertible debt or warrants to acquire common stock. These securities could be issued at or below the then prevailing market price for our common stock. In addition, if we issue secured debt securities, the holders of the debt would have a claim to our assets that would be prior to the rights of stockholders until the debt is paid. Interest on these debt securities would increase costs and negatively impact operating results. If the issuance of new securities results in diminished rights to holders of our common stock, the market price of our common stock could be negatively impacted.

Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, the consequences could be a material adverse effect on our business, operating results, financial condition and prospects.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, the documents incorporated by reference herein, and any prospectus supplement in connection with this offering contain forward-looking statements within the meaning of the safe harbor provisions for the U.S. Private Securities Litigation Reform Act of 1955. Such forward-looking statements reflect our management’s beliefs and views with respect to future events and are subject to substantial risks and uncertainties. These statements relate to future events or to our future operating or financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Forward-looking statements may include, but are not limited to, statements about:

•
the success, cost and timing of results of our and our collaborators’ ongoing clinical trials;
•
our and our collaborators’ plans to develop and commercialize our product candidates;
•
the potential benefits of our collaboration arrangements and our ability to enter into additional collaboration arrangements;
•
our regulatory strategy and potential benefits associated therewith;
•
the timing of, and our ability to obtain and maintain, regulatory approvals for our product candidates;
•
the effects of unfavorable U.S. and global economic conditions on our business, financial condition and results of operations;
•
the rate and degree of market acceptance and clinical utility of any approved product candidate;
•
the success of competing products that are or may become available;
•
the size and growth potential of the markets for our product candidates, and our ability to serve those markets;
•
our commercialization, marketing and manufacturing capabilities and strategy;
•
the potential effects of macroeconomic and geopolitical developments, such as recent and potential future bank failures, the ongoing military conflict between Ukraine and Russia and the COVID-19 pandemic, on our operations;
•
our intellectual property position;
•
our estimates regarding expenses, future revenues, capital requirements, the sufficiency of our current and expected cash resources, and our need for additional financing;
•
our ability to realize the anticipated benefits associated with our capital efficiency focused initiatives;
•
our ability to sell shares of common stock to Lincoln Park pursuant to the terms of the Purchase Agreement and our ability to register and maintain the registration of the shares issued and issuable thereunder; and
•
our anticipated use of the net proceeds from the potential sale of shares of our common stock to Lincoln Park.

In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential” and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events, are based on assumptions and are subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We discuss in greater detail, and incorporate by reference into this prospectus in their entirety, many of these risks under the headings “Risk Factors” of this prospectus and in our Annual Report on Form 10-K for the year ended December 31, 2022, which is incorporated herein by reference, as may be updated or superseded by the risks and uncertainties described under similar headings in the other documents that are filed after the date hereof and incorporated by reference into this prospectus. Also, these forward-looking statements represent our estimates and assumptions only as of the date of the document containing the applicable statement.

You should read this prospectus, the documents we have filed with the SEC that are incorporated by reference herein and any free writing prospectus that we have authorized for use in connection with this offering completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in the foregoing documents by these cautionary statements.

Unless required by law, we undertake no obligation to update or revise any forward-looking statements to reflect new information or future events or developments. Thus, you should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements.

USE OF PROCEEDS

This prospectus relates to the shares of common stock that may be offered and sold from time to time by Lincoln Park. We are not selling any securities under this prospectus and we will not receive any proceeds from the sale of shares by Lincoln Park. We will pay the expenses incurred by us in registering under the Securities Act the offer and resale of the shares of common stock to which this prospectus relates, including legal and accounting fees, but all selling and other expenses incurred by the selling stockholder will be paid by the selling stockholder.

However, we may receive up to $26.0 million in aggregate gross proceeds under the Purchase Agreement from any sales of common stock we make to Lincoln Park pursuant to the Purchase Agreement after the date of this prospectus, including pursuant to the Initial Purchase. Any proceeds we receive from our sale of shares of common stock to Lincoln Park under the Purchase Agreement will be used for working capital and general corporate purposes, including research and development expenses and general and administrative expenses.

We have not determined the amount of net proceeds to be used specifically for such purposes, and the anticipated use of net proceeds from the sale of our common stock to Lincoln Park under the Purchase Agreement represents our intentions based upon our current plans and business conditions. As a result, management will retain broad discretion over the allocation of any proceeds from the sale of any shares of our common stock under the Purchase Agreement.

The allocation of the net proceeds we receive from our sale of shares of common stock to Lincoln Park under the Purchase Agreement, if any, represents our estimates based upon our current plans and assumptions regarding industry and general economic conditions, our future expenditures.

The amounts and timing of our actual expenditures may vary significantly and will depend on numerous factors, including market conditions, cash generated or used by our operations, business developments and opportunities that may arise and related rate of growth. We may find it necessary or advisable to use portions of the proceeds we receive from our sale of shares of common stock to Lincoln Park under the Purchase Agreement for other purposes.

DIVIDEND POLICY

We have never declared or paid any dividends on our common stock. We currently intend to retain all available funds and any future earnings, if any, to fund the development and expansion of our business and we do not anticipate paying any cash dividends in the foreseeable future. Any future determination related to our dividend policy will be made at the discretion of our board of directors and will depend upon, among other factors, our results of operations, financial condition, capital requirements, contractual restrictions, business prospects and other factors our board of directors may deem relevant.

DILUTION

The sale of common stock to Lincoln Park pursuant to the Purchase Agreement will have a dilutive impact on our stockholders. In addition, the lower the price of our common stock is at the time we exercise our right to issue and sell shares to Lincoln Park, the more shares of our common stock we will issue to raise our desired amount of proceeds from the sale, and the greater the dilution to our existing stockholders.

The price that Lincoln Park will receive for our common stock when resold pursuant to this prospectus will depend upon the timing of sales and will fluctuate based on the trading price of our common stock.

We calculate net tangible book value (deficit) per share by dividing our net tangible book value (deficit), which is tangible assets less total liabilities, by the number of outstanding shares of our common stock. Dilution represents the difference between the portion of the amount per share paid by purchasers of shares in this offering and the as adjusted net tangible book value (deficit) per share of our common stock immediately after giving effect to this offering. As of March 31, 2023, we had a net tangible book value (deficit) of $(11.1 million), or $(0.46) per share of common stock.

After giving effect to (i) the sale of 4,400,784 shares of common stock to Lincoln Park for which we will receive cash proceeds pursuant to the Purchase Agreement at an assumed price of $0.63 per share, the closing price of our common stock on Nasdaq on May 18, 2023 and (ii) deducting estimated offering expenses of approximately $120,350 payable by us, and without giving effect to the Exchange Cap or Beneficial Ownership Cap under the Purchase Agreement, our as adjusted net tangible book value (deficit) as of March 31, 2023, would have been approximately $(8.4 million), or $(0.30) per share. This represents an immediate increase in net tangible book value (deficit) of $0.16 per share to existing stockholders and an immediate dilution of $0.93 per share to new investors.

The following table illustrates this dilution on a per share basis:

Assumed public offering price per share		$0.63
Net tangible book value (deficit) per share of common stock as of March 31, 2023	$(0.46)
Increase in net tangible book value (deficit) per share attributable to new investors	$0.16
As adjusted net tangible book value (deficit) per share as of March 31, 2023, after giving effect to this offering		$(0.30)
Dilution per share to new investors purchasing shares in this offering		$0.93

The number of shares of our common stock outstanding referenced above is based on 24,027,891 shares of common stock outstanding as of March 31, 2023, and excludes the following as of March 31, 2023:

•
3,116,854 shares of common stock issuable upon the exercise of stock options at a weighted-average exercise price of $6.92 per share;
•
1,534,261 shares of common stock issuable upon the exercise of common stock warrants at a weighted-average exercise price of $24.74 per share;
•
7,245,984 shares of common stock issuable upon the exercise of pre-funded warrants at an exercise price of $0.01 per share;
•
436,053 shares of common stock reserved for future issuance under our 2015 Equity Incentive Plan;
•
475,069 shares of common stock reserved for future issuance under our 2015 Employee Stock Purchase Plan;
•
options to purchase 126,000 shares of common stock at an exercise price of $1.82 per share granted on April 19, 2023; and
•
599,216 of Commitment Shares that we issued to Lincoln Park on May 8, 2023.

Unless otherwise indicated, all information contained in this prospectus assumes or gives effect to no exercise of the outstanding options or warrants described above.

THE LINCOLN PARK TRANSACTION

General

On May 8, 2023, we entered into the Purchase Agreement with Lincoln Park, pursuant to which Lincoln Park has agreed to purchase from us up to an aggregate of $26.0 million of our common stock (subject to certain limitations) from time to time over the term of the Purchase Agreement.

Also on May 8, 2023, we entered into the Registration Rights Agreement, pursuant to which we filed with the SEC the registration statement of which this prospectus forms a part to register under the Securities Act for resale by Lincoln Park up to 5,000,000 shares of common stock, consisting of (i) the 599,216 Commitment Shares that we previously issued to Lincoln Park on May 8, 2023 as consideration for its commitment to purchase shares of our common stock at our direction from time to time after the Commencement Date under the Purchase Agreement and (ii) up to 4,400,784 shares of our common stock that we may elect to sell to Lincoln Park, in our sole discretion, from time to time from and after the Commencement Date under the Purchase Agreement, including the Initial Purchase Shares.

We do not have the right to commence any sales of common stock to Lincoln Park under the Purchase Agreement until all of the conditions set forth in the Purchase Agreement have been satisfied on the Commencement Date, including that the registration statement of which this prospectus forms a part is declared effective by the SEC and a final prospectus relating thereto is filed with the SEC. On the Commencement Date, at our discretion, we intend to issue and sell the Initial Purchase Shares, under the terms and subject to the conditions of the Purchase Agreement, to Lincoln Park. From and after the Commencement Date, on any business day that we select as the purchase date therefor on which the closing sale price of our common stock is not below the Floor Price, we may, from time to time and at our sole discretion for a period of up to 36-months after the Commencement Date, by written notice delivered by us to Lincoln Park, direct Lincoln Park to purchase up to 125,000 shares of common stock (subject to adjustment as set forth in the Purchase Agreement) in a Regular Purchase, at a purchase price per share that will be determined and fixed in accordance with the Purchase Agreement at the time we deliver such written notice to Lincoln Park on the purchase date for such Regular Purchase. The maximum share limit for a Regular Purchase shall be increased to higher share threshold amounts in the Purchase Agreement, up to a maximum share limit of 175,000 shares of common stock (subject to adjustment as set forth in the Purchase Agreement), with the applicable maximum share limit determined by whether the closing price for our common stock on the applicable purchase date exceeds certain price thresholds set forth in the Purchase Agreement. In any case, however, Lincoln Park’s maximum purchase commitment in any single Regular Purchase may not exceed $1.0 million. The purchase price per share of common stock sold in each such Regular Purchase, if any, will be based on market prices of the common stock over a specified period immediately preceding the time of sale as computed under the Purchase Agreement.

In addition, at our discretion, Lincoln Park has committed to purchase other “accelerated amounts” and/or “additional accelerated amounts” under certain circumstances. We will control the timing and amount of any sales of our common stock to Lincoln Park. The purchase price per share of common stock sold in each such accelerated purchase and additional accelerated purchase, if any, will be based on market prices of the common stock on the applicable purchase dates for such accelerated purchases and additional accelerated purchases as computed under the Purchase Agreement.

Under the applicable Nasdaq listing rules, in no event may we issue to Lincoln Park under the Purchase Agreement more than the Exchange Cap limit of 4,809,486 shares of our common stock, which number of shares is equal to 19.99% of the shares of common stock outstanding immediately prior to the execution of the Purchase Agreement, unless (i) we first obtain stockholder approval to issue shares of common stock in excess of the Exchange Cap in accordance with applicable Nasdaq listing rules, or (ii) at the time we have issued shares of common stock equal to the Exchange Cap and at all times thereafter, the average price per share of common stock for all shares of common stock sold by us to Lincoln Park under the Purchase Agreement equals or exceeds $0.8225 per share (representing the lower of the official closing price of the common stock on Nasdaq on the trading day immediately preceding the date of the Purchase Agreement and the average official closing price of the common stock on Nasdaq for the five consecutive trading days ending on the trading day immediately preceding the date of the Purchase Agreement, as adjusted under applicable Nasdaq rules to take into account the issuance of Commitment Shares to Lincoln Park for non-cash consideration), such that the Exchange Cap limitation would no longer apply to issuances and sales of common stock by us to Lincoln Park under the Purchase Agreement under applicable Nasdaq listing rules.

The Purchase Agreement also prohibits us from directing Lincoln Park to purchase any shares of common stock if those shares, when aggregated with all other shares of common stock then beneficially owned by Lincoln Park (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 thereunder), would result in Lincoln Park beneficially owning more than the Beneficial Ownership Cap of 9.99% of the outstanding shares of common stock.

We will control the timing and amount of any sales of common stock to Lincoln Park pursuant to the Purchase Agreement. Lincoln Park has no right to require us to sell any shares of common stock to Lincoln Park under the Purchase Agreement, but Lincoln Park is obligated to make purchases of common stock as we direct, upon the terms and subject to the satisfaction of the conditions set forth in the Purchase Agreement. Neither we nor Lincoln Park may assign or transfer our respective rights and obligations under the Purchase Agreement; provided, however, that any transaction, whether by merger, reorganization, restructuring or consolidation, financing or otherwise, whereby we remain the surviving entity immediately after such transaction shall not be deemed an assignment by us. No provision of the Purchase Agreement or the Registration Rights Agreement may be modified or waived by us or Lincoln Park.

Actual sales of shares of common stock by us to Lincoln Park under the Purchase Agreement will depend on a variety of factors to be determined by us from time to time, including, among others, market conditions, the trading price of the common stock and determinations by us as to the appropriate sources of funding for us and our operations.

As consideration for Lincoln Park’s commitment to purchase shares of common stock from us at our direction from time to time from and after the Commencement Date pursuant to the Purchase Agreement, promptly following our execution of the Purchase Agreement and the Registration Rights Agreement, we issued 599,216 Commitment Shares to Lincoln Park on May 8, 2023. All 599,216 Commitment Shares that we issued to Lincoln Park are included in the 5,000,000 shares of common stock being registered under the Securities Act for resale by Lincoln Park under the registration statement of which this prospectus forms a part.

As of May 16, 2023, there were 24,746,044 shares of common stock outstanding (which includes the 599,216 Commitment Shares we issued to Lincoln Park on May 8, 2023 in consideration of Lincoln Park’s obligation to purchase shares of our common stock at our direction under the Purchase Agreement). Although the Purchase Agreement provides that we may, in our discretion, from time to time after the date of this prospectus and during the term of the Purchase Agreement, direct Lincoln Park to purchase shares of our common stock from us in one or more purchases under the Purchase Agreement, for a maximum aggregate purchase price of up to $26.0 million, only 5,000,000 shares of common stock (599,216 of which represent the Commitment Shares that have been issued by us to Lincoln Park on May 8, 2023, for which we will receive no cash proceeds) are being registered for resale under the registration statement of which this prospectus forms a part. If, in addition to the 599,216 Commitment Shares that are currently outstanding, all of the additional 4,400,784 shares of common stock offered for resale by Lincoln Park under this prospectus (without taking into account the 19.99% Exchange Cap limitation applicable to issuances and sales of common stock under the Purchase Agreement) were issued and outstanding as of May 16, 2023, such shares would represent approximately 17.15% of the total number of shares of our common stock outstanding as of May 16, 2023.

Purchases of Shares of our Common Stock under the Purchase Agreement

The Initial Purchase

On the Commencement Date upon our request, Lincoln Park will purchase the Initial Purchase Shares at the Initial Purchase Price, which equals the lesser of (i) the closing sale price of the common stock on the business day immediately preceding the Commencement Date and (ii) the average of the closing sales prices of the common stock for the 10 consecutive business days ending on the business day immediately preceding the Commencement Date.

Regular Purchases

On the first business day following the Commencement Date, on any business day that we select as the purchase date therefor on which the closing sale price of our common stock is not below the Floor Price (and provided all shares of common stock subject to all prior Regular Purchases that we have effected under the Purchase Agreement, if any, have been received by Lincoln Park before we deliver notice to Lincoln Park for such Regular Purchase in accordance with the Purchase Agreement), we may, by written notice delivered by us to Lincoln Park, direct Lincoln Park to purchase up to 125,000 shares of common stock on such purchase date in a Regular Purchase, provided, however, that the maximum number of shares we may sell to Lincoln Park in a Regular Purchase may be increased to:

•
up to 150,000 shares, provided that the closing sale price of the common stock on the applicable purchase date is not below $2.00; and
•
up to 175,000 shares, provided that the closing sale price of the common stock on the applicable purchase date is not below $4.00 (each of such share and dollar amounts subject to adjustment for any reorganization, recapitalization, non-cash dividend, stock split or other similar transaction as provided in the Purchase Agreement).

In any case, however, Lincoln Park’s maximum purchase commitment in any single Regular Purchase may not exceed $1.0 million.

The purchase price per share of common stock sold in each such Regular Purchase, if any, will be equal to the lower of:

•
the lowest sale price for our common stock on the purchase date for such Regular Purchase; and
•
the arithmetic average of the three lowest closing sale prices for our common stock during the 10 consecutive business days ending on the business day immediately preceding the purchase date for such Regular Purchase.

Accelerated Purchases

In addition to Regular Purchases described above, on any purchase date for a Regular Purchase on which we have properly submitted a Regular Purchase notice directing Lincoln Park to purchase the maximum number of shares of our common stock that we are then permitted to include in a single Regular Purchase notice (and provided all shares of common stock subject to all prior Regular Purchases, Accelerated Purchases and Additional Accelerated Purchases that we have effected under the Purchase Agreement prior to such purchase date, if any, have been received by Lincoln Park before we deliver notice to Lincoln Park for such Accelerated Purchase in accordance with the Purchase Agreement), we may, by written notice delivered by us to Lincoln Park simultaneously with such Regular Purchase notice for such corresponding Regular Purchase, direct Lincoln Park to purchase an additional amount of our common stock, which we refer to as an Accelerated Purchase, on the next business day following such purchase date for such corresponding Regular Purchase, which we refer to as the Accelerated Purchase Date, not to exceed the lesser of:

•
30% of the aggregate number of shares of our common stock traded during all or, if certain trading volume or market price thresholds specified in the Purchase Agreement are crossed on the applicable Accelerated Purchase Date, the portion of the normal trading hours on the applicable Accelerated Purchase Date prior to such time that any one of such thresholds is crossed, which period of time on the applicable Accelerated Purchase Date we refer to as the Accelerated Purchase Measurement Period; and
•
300% of the number of shares of common stock purchased pursuant to the corresponding Regular Purchase.

The purchase price per share for the shares of common stock subject to an Accelerated Purchase will be equal to 97% of the lower of:

•
the volume weighted average price of our common stock during the Accelerated Purchase Measurement Period on the applicable Accelerated Purchase Date; and
•
the closing sale price of our common stock on the applicable Accelerated Purchase Date.

Additional Accelerated Purchases

We may also direct Lincoln Park, by written notice delivered to Lincoln Park prior to 1:00 p.m., Eastern time, on the same Accelerated Purchase Date on which an Accelerated Purchase Measurement Period for an Accelerated Purchase has ended prior to such time (and provided all shares of common stock subject to all prior Regular Purchases, Accelerated Purchases and Additional Accelerated Purchases that we have effected under the Purchase Agreement, including those prior Accelerated Purchases and Additional Accelerated Purchases effected on the same Accelerated Purchase Date as the applicable Additional Accelerated Purchase, if any, have been received by Lincoln Park in accordance with the Purchase Agreement before we deliver notice to Lincoln Park for such Additional Accelerated Purchase), to purchase an additional amount of our common stock on such same Accelerated Purchase Date, which we refer to as an Additional Accelerated Purchase, of up to the lesser of:

•
30% of the aggregate number of shares of our common stock traded during the portion of the normal trading hours on the applicable Accelerated Purchase Date determined in accordance with the Purchase Agreement, which period of time on the applicable Accelerated Purchase Date we refer to as the Additional Accelerated Purchase Measurement Period; and
•
300% of the number of shares of common stock purchased pursuant to the Regular Purchase corresponding to the Accelerated Purchase effected on such same Accelerated Purchase Date.

The purchase price per share for the shares subject to an Additional Accelerated Purchase will be equal to 97% of the lower of:

•
the volume weighted average price of our common stock during the applicable Additional Accelerated Purchase Measurement Period for such Additional Accelerated Purchase; and
•
the closing sale price of our common stock on the applicable same Accelerated Purchase Date.

We may, in our sole discretion, submit multiple Additional Accelerated Purchase notices to Lincoln Park prior to 1:00 p.m., Eastern time, on a single Accelerated Purchase Date, again provided all shares of common stock subject to all prior Regular Purchases, Accelerated Purchases and Additional Accelerated Purchases, including those prior Accelerated Purchases and Additional Accelerated Purchases effected on the same Accelerated Purchase Date as the applicable Additional Accelerated Purchase have been properly delivered to Lincoln Park in accordance with the Purchase Agreement prior to such time.

In the case of the Initial Purchase, Regular Purchases, Accelerated Purchases and Additional Accelerated Purchases, the purchase prices per share of common stock to be sold therein will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, stock split or other similar transaction occurring during the business days used to compute the purchase price.

Other than as described above, there are no trading volume requirements or restrictions under the Purchase Agreement, and we will control the timing and amount of any sales of our common stock to Lincoln Park.

Events of Default

“Events of Default” under the Purchase Agreement include, among others, the following:

•
the effectiveness of the registration statement of which this prospectus forms a part lapses for any reason (including, without limitation, the issuance of a stop order), or any required prospectus supplement and accompanying prospectus are unavailable for the resale by Lincoln Park of our common stock offered hereby, and such lapse or unavailability continues for a period of 10 consecutive business days or for more than an aggregate of 30 business days in any 365-day period, subject to certain exceptions described in the Purchase Agreement;
•
suspension by our principal market of our common stock from trading for a period of one business day;
•
the de-listing of our common stock from The Nasdaq Capital Market, our principal market, or any nationally recognize successor thereto, provided our common stock is not immediately thereafter trading on the New York Stock Exchange, The Nasdaq Global Market, The Nasdaq Global Select Market, the NYSE American, the NYSE Arca, or the OTCQX Best Market or the OTCQB Venture Market operated by OTC Markets Group Inc. (or any nationally recognized successors thereto);

•
the failure of our transfer agent to issue to Lincoln Park shares of our common stock within two business days after the applicable date on which Lincoln Park is entitled to receive such shares of our common stock;
•
any breach of the representations or warranties or covenants contained in the Purchase Agreement or Registration Rights Agreement that has or could have a material adverse effect on us and, in the case of a breach of a covenant that is reasonably curable, that is not cured within five consecutive business days;
•
any voluntary or involuntary participation or threatened participation in insolvency or bankruptcy proceedings by or against us;
•
if at any time we are not eligible to transfer our common stock electronically; or
•
if at any time we have issued and sold under the Purchase Agreement an aggregate number of shares of common stock equal to the Exchange Cap (to the extent applicable under the terms of the Purchase Agreement) and our stockholders have not approved the issuance of shares of common stock under the Purchase Agreement in excess of the Exchange Cap in accordance with applicable Nasdaq listing rules.

Lincoln Park does not have the right to terminate the Purchase Agreement upon the occurrence of any of the Events of Default set forth above, all of which are outside of Lincoln Park’s control, although the Purchase Agreement would automatically terminate without any action of us or Lincoln Park in the event of any voluntary or involuntary bankruptcy proceedings by or against us that are not discharged within 90 days. So long as an Events of Default has occurred and is continuing, or if any event which, after notice and/or lapse of time, would reasonably be expected to become an Event of Default has occurred and is continuing, we may not direct Lincoln Park to purchase any shares of our common stock under the Purchase Agreement.

Our Termination Rights

We have the unconditional right, at any time, for any reason and without any payment or liability to us, to terminate the Purchase Agreement upon one business day’s prior written notice to Lincoln Park. In the event of any voluntary or involuntary bankruptcy proceedings by or against us that are not discharged within 90 days, the Purchase Agreement would automatically terminate without any action of us or Lincoln Park. No termination of the Purchase Agreement will be effective during the pendency of any Regular Purchase, Accelerated Purchase or Additional Accelerated Purchase that has not then fully settled in accordance with the Purchase Agreement.

No Short-Selling or Hedging by Lincoln Park

Lincoln Park has represented to us that at no time prior to the time of execution of the Purchase Agreement has Lincoln Park or its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any short sale (as such term is defined in Rule 200 of Regulation SHO under the Exchange Act) of our common stock or any hedging transaction, which establishes a net short position with respect to our common stock. Lincoln Park agreed that during the term of the Purchase Agreement, it, its agents, representatives or affiliates will not enter into or effect, directly or indirectly, any of the foregoing transactions.

Prohibitions on Variable Rate Transactions

There are no restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement or Registration Rights Agreement, except we are prohibited, subject to certain exceptions, until the later of May 8, 2026 or the 36-month anniversary of the Commencement Date, irrespective of any earlier termination of the Purchase Agreement, from effecting or entering into any agreement to effect an “equity line of credit” or other substantially similar equity line of credit offering with another third party in which we may offer, issue or sell, and the purchaser is irrevocably bound to purchase, common stock or equities convertible or exercisable into common stock at a future determined price.

Effect of Performance of the Purchase Agreement on Our Stockholders

All shares of our common stock being registered for resale hereunder which may be issued or sold by us to Lincoln Park under the Purchase Agreement are expected to be freely tradable. It is anticipated that shares registered in this offering will be sold from time to time over a period of up to 36-months commencing on the date that the registration statement of which this prospectus forms a part becomes effective.

Pursuant to the Purchase Agreement, we will have discretion, subject to market demand, to vary the timing, prices, and numbers of shares sold to Lincoln Park. Sales of our common stock, if any, to Lincoln Park under the Purchase Agreement will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to Lincoln Park all, some or none of the shares of our common stock that may be available for us to sell to Lincoln Park pursuant to the Purchase Agreement. Because the purchase price per share to be paid by Lincoln Park for the shares of common stock that we may elect to sell to Lincoln Park under the Purchase Agreement, if any, will fluctuate based on the market prices of our common stock at the time we elect to sell shares to Lincoln Park pursuant to the Purchase Agreement, if any, it is not possible for us to predict, as of the date of this prospectus and prior to any such sales, the number of shares of common stock that we will sell to Lincoln Park under the Purchase Agreement, the purchase price per share that Lincoln Park will pay for shares purchased from us under the Purchase Agreement, or the aggregate gross proceeds that we will receive from those purchases by Lincoln Park under the Purchase Agreement.

If and when we do elect to sell shares of our common stock to Lincoln Park pursuant to the Purchase Agreement, after Lincoln Park has acquired such shares, Lincoln Park may resell all, some or none of such shares at any time or from time to time in its discretion and at different prices. As a result, investors who purchase shares from Lincoln Park in this offering at different times will likely pay different prices for those shares, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from Lincoln Park in this offering as a result of future sales made by us to Lincoln Park at prices lower than the prices such investors paid for their shares in this offering.

Moreover, although the Purchase Agreement provides that we may, in our discretion, from time to time after the date of this prospectus and during the term of the Purchase Agreement, direct Lincoln Park to purchase shares of our common stock from us in one or more purchases under the Purchase Agreement, for a maximum aggregate purchase price of up to $26.0 million, only 5,000,000 shares of common stock (599,216 of which represent the Commitment Shares that have been issued by us to Lincoln Park on May 8, 2023, for which we will receive no cash proceeds) are being registered for resale under the registration statement of which this prospectus forms a part. Therefore, only 4,400,784 of such shares of common stock represent shares that we may issue and sell to Lincoln Park for cash consideration in purchases under the Purchase Agreement from time to time, at our sole discretion, during the 36-month period commencing on the Commencement Date. If after the Commencement Date we elect to sell to the selling stockholder all of the 4,400,784 shares of common stock being registered for resale under this prospectus that are available for sale by us to the selling stockholder in purchases under the Purchase Agreement, depending on the market prices of our common stock at the time of such sales, the actual gross proceeds from the sale of all such shares may be substantially less than the $26.0 million total purchase commitment available to us under the Purchase Agreement, which could materially adversely affect our liquidity.

If it becomes necessary for us to issue and sell to Lincoln Park shares of common stock in excess of the Exchange Cap under the Purchase Agreement in order to receive aggregate gross proceeds equal to $26.0 million under the Purchase Agreement, then for so long as the Exchange Cap continues to apply to issuances and sales of common stock under the Purchase Agreement, we must first obtain stockholder approval to issue shares of common stock in excess of the Exchange Cap in accordance with applicable Nasdaq listing rules. Furthermore, if we elect to issue and sell to Lincoln Park more than the 4,400,784 shares of our common stock that we may elect to issue and sell to Lincoln Park under the Purchase Agreement that are being registered for resale by Lincoln Park hereunder, which we have the right, but not the obligation, to do, we must first file with the SEC one or more additional registration statements to register under the Securities Act for resale by Lincoln Park such additional shares of our common stock we wish to sell from time to time under the Purchase Agreement, which the SEC must declare effective, in each case before we may elect to sell any additional shares of our common stock to Lincoln Park under the Purchase Agreement. Any issuance and sale by us under the Purchase Agreement of a substantial amount of shares of common stock in addition to the 4,400,784 shares of common stock that we may elect to issue and sell to Lincoln Park under the Purchase Agreement that are being registered for resale by Lincoln Park hereunder could cause additional substantial dilution to our stockholders.

The number of shares of common stock ultimately resold by Lincoln Park through this prospectus is dependent upon the total number of shares of common stock, if any, we elect to issue and sell to Lincoln Park under the Purchase Agreement from and after Commencement and during the term of the Purchase Agreement. Issuances of our common stock to Lincoln Park under the Purchase Agreement will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted as a result of any such issuance. Although the number of shares of our common stock that our existing stockholders own will not decrease, the shares of our common stock owned by our existing stockholders will represent a smaller percentage of our total outstanding shares of our common stock after any such issuance of shares of our common stock to Lincoln Park under the Purchase Agreement.

The following table sets forth the amount of gross proceeds we would receive from Lincoln Park from our sale of up to 4,400,784 shares of our common stock (which excludes the 599,216 Commitment Shares that we issued to Lincoln Park on May 8, 2023, for which we will receive no cash proceeds) that we are registering hereby that we may issue and sell to Lincoln Park in the future under the Purchase Agreement at varying purchase prices from and after the Commencement Date:

Assumed Average Purchase Price Per Share	Number of Shares to be Issued if Full Purchase(1)	Percentage of Outstanding Shares of Common Stock After Giving Effect to the Sales to Lincoln Park(2)	Gross Proceeds from the Future Sale of Shares to Lincoln Park Under the Purchase Agreement(1)
$0.25	4,400,784	15.10%	$1,100,196
$0.50	4,400,784	15.10%	$2,200,392
$0.63(3)	4,400,784	15.10%	$2,772,494
$0.75	4,400,784	15.10%	$3,300,588
$1.00	4,400,784	15.10%	$4,400,784
$1.25	4,400,784	15.10%	$5,500,980
$1.50	4,400,784	15.10%	$6,601,176
$1.75	4,400,784	15.10%	$7,701,372
$2.00	4,400,784	15.10%	$8,801,568
$2.25	4,400,784	15.10%	$9,901,764
$2.50	4,400,784	15.10%	$11,001,960

(1) Although the Purchase Agreement provides that we may sell up to $26.0 million of our common stock to Lincoln Park, we are only registering 5,000,000 shares of our common stock for resale under the registration statement of which this prospectus forms a part, including the 599,216 Commitment Shares that we issued to Lincoln Park on May 8, 2023 in consideration of Lincoln Park’s commitment to purchase shares of our common stock at our direction under the Purchase Agreement, for which we will receive no cash proceeds. Therefore, only 4,400,784 of such shares represent shares that we may issue and sell to Lincoln Park for cash consideration in purchases under the Purchase Agreement from time to time (including pursuant to the Initial Purchase), at our sole discretion, during the 36-month period commencing on the Commencement Date, which may or may not cover all the shares of our common stock we ultimately sell to Lincoln Park under the Purchase Agreement, if any, depending on the purchase price per share. We have included in this column only the 4,400,784 shares that we may issue and sell to Lincoln Park for cash consideration in purchases under the Purchase Agreement that are being registered for resale in the offering made by this prospectus (excluding the 599,216 Commitment Shares), giving effect to the Exchange Cap but without regard for the Beneficial Ownership Cap.

(2) The denominator is based on 24,746,044 shares of our common stock outstanding as of May 16, 2023 (which includes the 599,216 Commitment Shares we issued to Lincoln Park on May 8, 2023, promptly following our execution of the Purchase Agreement), adjusted to include the number of shares of our common stock set forth in the adjacent column. The numerator is based on the number of shares of our common stock set forth in the adjacent column.

(3) The closing sale price per share of our common stock on May 18, 2023.

SELLING STOCKHOLDER

This prospectus relates to the possible resale by the selling stockholder, Lincoln Park, of up to 5,000,000 shares of our common stock, consisting of: (i) 599,216 Commitment Shares that we issued to Lincoln Park as consideration for its commitment to purchase shares of our common stock under the Purchase Agreement and (ii) up to 4,400,784 shares of common stock that we have reserved for issuance and sale to Lincoln Park under the Purchase Agreement from time to time from and after the Commencement Date, if and when we determine to sell shares of our common stock to Lincoln Park under the Purchase Agreement.

We are filing the registration statement of which this prospectus forms a part pursuant to the provisions of the Registration Rights Agreement, which we entered into with Lincoln Park on May 8, 2023 concurrently with our execution of the Purchase Agreement, in which we agreed to provide certain registration rights with respect to resales by Lincoln Park of the shares of our common stock that have been or may be issued to Lincoln Park under the Purchase Agreement. The selling stockholder may sell some, all or none of the shares of common stock included in this prospectus. We do not know how long the selling stockholder will hold the shares of our common stock before selling them, and we currently have no agreements, arrangements or understandings with the selling stockholder regarding the sale of any of the shares of common stock. See “Plan of Distribution.”

The table below sets forth, to our knowledge, information concerning the beneficial ownership of shares of our common stock by the selling stockholder as of May 16, 2023. The percentages of shares owned before and after the offering are based on 24,746,044 shares of common stock outstanding as of May 16, 2023, which includes the 599,216 Commitment Shares that we issued to Lincoln Park on May 8, 2023 following our execution of the Purchase Agreement on May 8, 2023. The information in the table below with respect to the selling stockholder has been obtained from the selling stockholder.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to shares. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the person named below.

Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering(2)		Maximum Number of Shares of Common Stock to be Offered Pursuant to this Prospectus(3)	Number of Shares of Common Stock Owned After Offering(4)
	Number	Percent		Number	Percent
Lincoln Park Capital Fund, LLC(1)	634,614	2.56%	5,000,000	0	—

(1) Josh Scheinfeld and Jonathan Cope, the Managing Members of Lincoln Park Capital, LLC, the manager of Lincoln Park Capital Fund, LLC, are deemed to be beneficial owners of all of the shares of common stock owned by Lincoln Park Capital Fund, LLC. Messrs. Cope and Scheinfeld have shared voting and investment power over the shares being offered under this prospectus filed with the SEC in connection with the transactions contemplated under the Purchase Agreement. Neither Lincoln Park Capital, LLC nor Lincoln Park Capital Fund, LLC is a licensed broker dealer or an affiliate of a licensed broker dealer.

(2) Represents the 599,216 Commitment Shares that we issued to Lincoln Park on May 8, 2023 as consideration for its commitment to purchase our common stock at our direction under the Purchase Agreement. In accordance with Rule 13d-3(d) under the Exchange Act, we have excluded from the number of shares of our common stock beneficially owned prior to the offering all of the 4,400,784 shares of our common stock that we may issue and sell to Lincoln Park pursuant to the Purchase Agreement from and after the Commencement Date that are being registered for resale under the registration statement of which this prospectus forms a part, because the issuance and sale of such shares to Lincoln Park under the Purchase Agreement is solely at our discretion and is subject to certain conditions, the satisfaction of all of which are outside of Lincoln Park’s control, including the registration statement of which this prospectus forms a part becoming and remaining effective under the Securities Act. Furthermore, under the terms of the Purchase Agreement, issuances and sales of shares of our common stock to Lincoln Park under the Purchase Agreement are subject to certain limitations on the amounts we may sell to Lincoln Park at any time, including the Exchange Cap and the Beneficial Ownership Cap. See the description under the heading “The Lincoln Park Transaction“ for more information about the Purchase Agreement.

(3) Although the Purchase Agreement provides that we may sell up to $26.0 million of our common stock to Lincoln Park, we are only registering 5,000,000 shares of our common stock for resale under this prospectus, including the 599,216 Commitment Shares that we issued to Lincoln Park on May 8, 2023 as consideration for its commitment to purchase our common stock at our direction under the Purchase Agreement, for which we will receive no cash proceeds. Therefore, only 4,400,784 of such shares represent shares that we may issue and sell to Lincoln Park for cash consideration in purchases under the Purchase Agreement from time to time, at our sole discretion, during the 36-month period commencing on the Commencement Date. Depending on the price per share at which we sell our common stock to Lincoln Park pursuant to the Purchase Agreement, we may need to sell to Lincoln Park under the Purchase Agreement more shares of our common stock than are offered under this prospectus in order to receive aggregate gross proceeds equal to the full $26.0 million available to us under the Purchase Agreement, including pursuant to the Initial Purchase. If we choose to do so, we must first register for resale under the Securities Act such additional shares. The number of shares ultimately offered for resale by Lincoln Park is dependent upon the number of shares we sell to Lincoln Park under the Purchase Agreement.

(4) Assumes the sale of all shares of our common stock registered for resale by the selling stockholder pursuant to the registration statement of which this prospectus forms a part, although the selling stockholder is under no obligation known to us to sell any shares of common stock at any particular time.

PLAN OF DISTRIBUTION

The shares of our common stock offered by this prospectus are being offered by the selling stockholder, Lincoln Park. The shares may be sold or distributed from time to time by the selling stockholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of our common stock offered by this prospectus could be effected in one or more of the following methods:

•
ordinary brokers’ transactions;
•
transactions involving cross or block trades;
•
through brokers, dealers, or underwriters who may act solely as agents;
•
“at the market” into an existing market for the shares of our common stock;
•
in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;
•
in privately negotiated transactions; or
•
any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares of our common stock offered by this prospectus may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares of our common stock offered by this prospectus may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

Lincoln Park is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

Lincoln Park has informed us that it intends to use an unaffiliated broker-dealer to effectuate all sales, if any, of our common stock that it has acquired and may in the future acquire from us pursuant to the Purchase Agreement. Such sales will be made at prices and at terms then prevailing or at prices related to the then current market price. Each such unaffiliated broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. Lincoln Park has informed us that each such broker-dealer will receive commissions from Lincoln Park that will not exceed customary brokerage commissions.

Brokers, dealers, underwriters or agents participating in the distribution of the shares of our common stock offered by this prospectus may receive compensation in the form of commissions, discounts, or concessions from the purchasers, for whom the broker-dealers may act as agent, of shares of our common stock sold by Lincoln Park through this prospectus. The compensation paid to any such particular broker-dealer by any such purchasers of shares of our common stock sold by Lincoln Park may be less than or in excess of customary commissions. Neither we nor Lincoln Park can presently estimate the amount of compensation that any agent will receive from any purchasers of shares of our common stock sold by Lincoln Park.

We know of no existing arrangements between Lincoln Park or any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of our common stock offered by this prospectus.

We may from time to time file with the SEC one or more supplements to this prospectus or amendments to the registration statement of which this prospectus forms a part to amend, supplement or update information contained in this prospectus, including, if and when required under the Securities Act, to disclose certain information relating to a particular sale of shares of our common stock offered by this prospectus by the selling stockholder, including the names of any brokers, dealers, underwriters or agents participating in the distribution of such shares of our common stock by the selling stockholder, any compensation paid by Lincoln Park to any such brokers, dealers, underwriters or agents, and any other required information.

We will pay the expenses incident to the registration under the Securities Act of the offer and sale of the shares of our common stock included in this prospectus by Lincoln Park. We estimate total expenses for the offering will be approximately $120,353.

We have agreed to indemnify Lincoln Park and certain other persons against certain liabilities in connection with the offering of shares of our common stock offered by this prospectus, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Lincoln Park has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by Lincoln Park specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities.

Lincoln Park has represented to us that at no time prior to the Purchase Agreement has Lincoln Park or its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our common stock or any hedging transaction, which establishes a net short position with respect to our common stock. Lincoln Park agreed that during the term of the Purchase Agreement, it, its agents, representatives or affiliates will not enter into or effect, directly or indirectly, any of the foregoing transactions.

We have advised Lincoln Park that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the selling stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

This offering will terminate on the date that all shares of our common stock offered by this prospectus have been sold by Lincoln Park.

LEGAL MATTERS

The validity of the common stock offered hereby is being passed upon for us by Cooley LLP, San Diego, California.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022, as set forth in their report (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements), which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our consolidated financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to the common stock being offered by this prospectus. This prospectus does not contain all of the information in the registration statement and its exhibits. For further information with respect to us and the securities offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

We are subject to the information and periodic reporting requirements of the Exchange Act, and we file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including us. The address of the SEC website is www.sec.gov. You can read our SEC filings, including the registration statement, at such address. You may also request a copy of these filings, at no cost, by writing us at 4350 La Jolla Village Drive, Suite 800, San Diego, California 92122 or telephoning us at (858) 550-0780.

We also maintain a website at www.traconpharma.com, at which you may access these materials free of charge after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not incorporated by reference in, and is not part of, this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The SEC file number for the documents incorporated by reference in this prospectus is 001-36818. The information incorporated by reference is considered to be part of this prospectus.

We incorporate by reference into this prospectus and the registration statement of which this prospectus forms a part the information or documents listed below that we have filed with the SEC, and any future filings we will make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of the initial filing of the registration statement of which this prospectus forms a part and prior to effectiveness of such registration statement, and until the termination of the offering of the shares covered by this prospectus (other than information furnished under Item 2.02 or Item 7.01 of any current reports on Form 8-K):

•
our Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on March 8, 2023;
•
certain portions of our Definitive Proxy Statement on Schedule 14A specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2022 (other than information furnished rather than filed), filed with the SEC on March 8, 2023;
•
our Quarterly Report on Form 10-Q for the quarter ended March 31, 2023 filed with the SEC on May 10, 2023;
•
our Current Reports on Form 8-K (other than information furnished rather than filed) filed with the SEC on January 24, 2023, March 9, 2023, March 15, 2023, March 31, 2023, April 6, 2023, April 20, 2023, April 25, 2023, and May 4, 2023; and
•
the description of our common stock, which is registered under Section 12 of the Exchange Act, in our registration statement on Form 8-A (File No. 001-36818), filed on January 27, 2015 with the SEC, including any amendments or reports filed for the purposes of updating such description.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide to each person, including any beneficial owners, to whom this prospectus is delivered without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus but not delivered with this prospectus, including exhibits which are specifically incorporated by reference into such documents. You should direct any requests for documents to TRACON Pharmaceuticals, Inc. 4350 La Jolla Village Drive, Suite 800, San Diego, California 92122; telephone: (858) 550-0780.

You also may access these filings on our website at www.traconpharma.com. We do not incorporate the information on our website into this prospectus or any supplement to this prospectus and you should not consider any information on, or that can be accessed through, our website as part of this prospectus or any supplement to this prospectus (other than those filings with the SEC that we specifically incorporate by reference into this prospectus).

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITY

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

5,000,000 Shares

Common Stock

PROSPECTUS

, 2023

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the expenses to be incurred in connection with the offering described in this registration statement, all of which will be paid by the registrant. All amounts are estimates except the Securities and Exchange Commission, or SEC, registration fee.

Amount
SEC registration fee	$353
Accounting fees and expenses	15,000
Legal fees and expenses	100,000
Other miscellaneous expenses	5,000
Total expenses	$120,353

Item 14. Indemnification of Directors and Officers

We are incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law, or DGCL, provides that a Delaware corporation may indemnify any persons who were, are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who were, are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys’ fees) actually and reasonably incurred.

Our amended and restated certificate of incorporation, as amended, and amended and restated bylaws provide for the indemnification of our directors and officers to the fullest extent permitted under the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director or officer of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director or officer, except for liability for any:

•
transaction from which the director or officer derives an improper personal benefit;
•
act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•
in the case of a director, unlawful payment of dividends or redemption of shares;
•
breach of a director’s duty of loyalty to the corporation or its stockholders; or
•
in the case of an officer, action by or in the right of the corporation.

Our amended and restated certificate of incorporation, as amended, includes such a provision with respect to our directors. Expenses incurred by any officer or director in defending any such action, suit or proceeding in advance of its final disposition will be paid by us upon delivery to us of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified by us.

Section 174 of the DGCL provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

As permitted by the DGCL, we have entered, and continue to enter, into separate indemnity agreements with each of our directors and executive officers that require us to indemnify such persons against any and all costs and expenses (including attorneys’, witness or other professional fees) actually and reasonably incurred by such persons in connection with any action, suit or proceeding (including derivative actions), whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer or is or was acting or serving as an officer, director, employee or agent of ours or any of our affiliated enterprises. Under these agreements, we are not required to provide indemnification for certain matters, including:

•
indemnification beyond that permitted by the DGCL;
•
indemnification for any proceeding with respect to the unlawful payment of remuneration to the director or officer;
•
indemnification for certain proceedings involving a final judgment that the director or officer is required to disgorge profits from the purchase or sale of our stock;
•
indemnification for proceedings involving a final judgment that the director’s or officer’s conduct was in bad faith, knowingly fraudulent or deliberately dishonest or constituted willful misconduct or a breach of his or her duty of loyalty, but only to the extent of such specific determination;
•
indemnification for proceedings or claims brought by an officer or director against us or any of our directors, officers, employees or agents, except for (1) claims to establish a right of indemnification or proceedings, (2) claims approved by our board of directors, (3) claims required by law, (4) when there has been a change of control as defined in the indemnification agreement with each director or officer, or (5) by us in our sole discretion pursuant to the powers vested to us under the Delaware General Corporate Law;
•
indemnification for settlements the director or officer enters into without our consent; or
•
indemnification in violation of any undertaking required by the Securities Act of 1933, as amended, or the Securities Act, or in any registration statement we file.

The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

There is at present no pending litigation or proceeding involving any of our directors or executive officers as to which indemnification is required or permitted, and we are not currently aware of any threatened litigation or proceeding that may result in a claim for indemnification.

We have an insurance policy in place that covers our officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

Item 15. Recent Sales of Unregistered Securities

The following list sets forth information regarding all unregistered securities issued by us since January 1, 2020 through the date of the prospectus that is a part of this registration statement:

(1)
In March 2020, in connection with a certain consulting agreement, we issued 100,000 shares of our common stock to a consultant valued at $126,000 at an issuance price of $1.26 per share.

(2)
In August 2020, we issued and sold 2,633,838 shares of our common stock at an average purchase price of $1.66 per share and warrants to purchase 3,429,696 shares of our common stock at an average purchase price of $1.64 per share of underlying common stock with an exercise price of $0.01 per share of underlying common stock, or the 2020 Pre-Funded Warrants, for net proceeds of approximately $10.0 million in a private placement with multiple accredited institutional health care focused funds. In accordance with their terms, the 2020 Pre-Funded Warrants may not be exercised if the holder’s ownership of our common stock would exceed 19.99% of our total shares outstanding following such exercise. The 2020 Pre-Funded Warrants were subsequently amended in June 2022 to permit exercise in excess of the 19.99% limit unless we obtain stockholder approval to exceed such limit, in which case the share limitation will not apply.
(3)
In December 2020, we issued and sold 1,612,844 shares of our common stock at an average purchase price of $8.84 for net proceeds of $13.6 million in two registered direct offerings with certain institutional investors.
(4)
In March 2023, we issued and sold 174,508 shares of our common stock at a purchase price of $1.38 per share and pre-funded warrants to purchase 2,013,999 shares of our common stock at a purchase price of $1.37 per share of underlying common stock with an exercise price of $0.01 per share of underlying common stock, or the 2023 Pre-Funded Warrants, for net proceeds of approximately $3.0 million in a private placement with an accredited institutional healthcare-focused fund. In accordance with their terms, the 2023 Pre-Funded Warrants may not be exercised if the holder’s ownership of our common stock would exceed 19.99% of the shares of our common stock outstanding immediately after giving effect to such exercise, unless approval by our stockholders is obtained as required under the Nasdaq listing standards, including Nasdaq Listing Rules 5635(b) and (d). At our 2023 Annual Meeting of Stockholders held on April 19, 2023, stockholder approval, in accordance with applicable rules of the Nasdaq Stock Market, was obtained for the issuance of shares of our common stock upon the potential future exercise of certain outstanding warrants held by this accredited institutional healthcare-focused fund, including the 2023 Pre-Funded Warrants, that would result in it and its affiliates owning in excess of 19.99% of the shares of common stock outstanding immediately after giving effect to such exercise.
(5)
In May 2023, as consideration for the selling stockholder’s commitment to purchase shares of our common stock from us at our direction from time to time from and after the date on which all of conditions are satisfied pursuant to the purchase agreement between us and Lincoln Park Capital Fund, LLC, or Lincoln Park, dated May 8, 2023, or the Purchase Agreement, promptly following our execution of the Purchase Agreement, we issued 599,216 shares of common stock to Lincoln Park in a private placement as commitment shares and without cash consideration.

The offers, sales and issuances of the securities described in this Item 15 were deemed to be exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act and/or Rule 506 promulgated under Regulation D promulgated thereunder as transactions by an issuer not involving a public offering. The recipients of securities in each of these transactions represented to us that they acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions was an accredited investor within the meaning of Rule 501 of Regulation D under the Securities Act and had adequate access, through employment, business or other relationships, to information about our company. No underwriters were involved in these transactions.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit Number	Description of Document

3.1	Amended and Restated Certificate of Incorporation (incorporated by reference to the Registrant’s Current Report on Form 8-K, filed with the SEC on February 4, 2015).

3.2	Certificate of Amendment to the Amended and Restated Certificate of Incorporation (incorporated by reference to the Registrant’s Current Report on Form 8-K, filed with the SEC on December 9, 2020).

3.3

Certificate of Amendment to Amended and Restated Certificate of Incorporation, as amended, (incorporated by reference to the Registrant’s Current Report on Form 8-K, filed with the SEC on April 20, 2023).

3.4	Amended and Restated Bylaws (incorporated by reference to the Registrant’s Current Report on Form 8-K, filed with the SEC on February 4, 2015).

4.1	Form of Common Stock Certificate of the Registrant (incorporated by reference to the Registrant’s Registration Statement on Form S-1 (File No. 333-201280), as amended).

4.2

Form of Pre-Funded Warrant dated March 22, 2018 (attached as Exhibit B-1 to the Securities Purchase Agreement) (incorporated by reference to the Registrant’s Current Report on Form 8-K, filed with the SEC on March 23, 2018).

4.3

Form of Common Warrant dated March 27, 2018 (attached as Exhibit B-2 to the Securities Purchase Agreement) (incorporated by reference to the Registrant’s Current Report on Form 8-K, filed with the SEC on March 23, 2018).

4.4	Description of Capital Stock (incorporated by reference to the Registrant’s Current Report on Form 8-K, filed with the SEC on June 11, 2021).

4.5	Form of Pre-Funded Warrant dated June 21, 2022 (incorporated by reference to the Registrant’s Current Report on Form 8-K, filed with the SEC on June 21, 2022).

4.6	Form of Amended and Restated Pre-Funded Warrant 2 dated June 21, 2022 (incorporated by reference to the Registrant’s Current Report on Form 8-K, filed with the SEC on June 21, 2022).

4.7	Form of Amended and Restated Pre-Funded Warrant 3 dated June 21, 2022 (incorporated by reference to the Registrant’s Current Report on Form 8-K, filed with the SEC on June 21, 2022).

4.8	Warrant to Purchase Stock issued to Silicon Valley Bank on November 14, 2013 (incorporated by reference to the Registrant’s Registration Statement on Form S-1 (File No. 333-201280), as amended).

4.9	Warrant to Purchase Stock issued to Silicon Valley Bank on June 4, 2014 (incorporated by reference to the Registrant’s Registration Statement on Form S-1 (File No. 333-201280), as amended).

4.10	Warrant to Purchase Stock issued to Silicon Valley Bank on May 13, 2015 (incorporated by reference to the Registrant’s Registration Statement on Form S-1 (File No. 333-201280), as amended).

4.11	Warrant to Purchase Stock issued to Silicon Valley Bank on January 25, 2017 (incorporated by reference to the Registrant’s Current Report on Form 8-K, filed with the SEC on April 20, 2023).

Exhibit Number	Description of Document
4.12

Warrant to Purchase Stock issued to Silicon Valley Bank on May 3, 2018 (incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, filed with the SEC on May 10, 2018).

4.13	Form of Warrant to Purchase Common Stock dated September 2, 2022 (incorporated by reference to the Registrant’s Current Report on Form 8-K, filed with the SEC on September 6, 2022).

4.14

Form of Pre-Funded Warrant to Purchase Common Stock dated March 10, 2023 (attached as Exhibit B to Securities Purchase Agreement dated March 9, 2023) (incorporated by reference to the Registrant’s Current Report on Form 8-K, filed with the SEC on March 9, 2023).

4.15#

Registration Rights Agreement by and between the Registrant and Lincoln Park Capital Fund, LLC, dated May 8, 2023 (incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q for the period ended March 31, 2023, filed with the SEC on May 10, 2023).

5.1	Opinion of Cooley LLP.

10.1+

Form of Indemnity Agreement by and between the Registrant and its directors and officers (incorporated by reference to the Registrant’s Registration Statement on Form S-1 (File No. 333-201280), as amended).

10.2+

TRACON Pharmaceuticals, Inc. 2011 Equity Incentive Plan and Forms of Stock Option Agreement and Notice of Exercise thereunder (incorporated by reference to the Registrant’s Registration Statement on Form S-1 (File No. 333-201280), as amended).

10.3+

TRACON Pharmaceuticals, Inc. 2015 Equity Incentive Plan and Forms of Stock Option Grant Notice, Stock Option Agreement, Notice of Exercise and Restricted Stock Unit Agreement thereunder, as amended June 28, 2021 (incorporated by reference to the Registrant’s Current Report on Form 8-K, filed with the SEC on June 30, 2021).

10.4+

TRACON Pharmaceuticals, Inc. Non-Employee Director Compensation Policy, as amended February 1, 2023 (incorporated by reference to the Registrant’s Annual Report on Form 10-K, filed with the SEC on February 28, 2020).

10.5+

TRACON Pharmaceuticals, Inc. 2015 Amended and Restated Employee Stock Purchase Plan, as amended June 10, 2021 (incorporated by reference to the Registrant’s Current Report on Form 8-K, filed with the SEC on June 11, 2021).

10.6+	TRACON Pharmaceuticals, Inc. Bonus Plan, as amended January 29, 2021 (incorporated by reference to the Registrant’s Annual Report on Form 10-K, filed with the SEC on February 25, 2021).

10.7+

Amended and Restated Employment Agreement by and between the Registrant and Charles P. Theuer, M.D., Ph.D., dated February 5, 2019 (incorporated by reference to the Registrant’s Annual Report on Form 10-K, filed with the SEC on March 1, 2019).

10.8+

Employment Agreement by and between the Registrant and Bonne Adamas, dated February 27, 2017 (incorporated by reference to the Registrant’s Annual Report on Form 10-K, filed with the SEC on February 25, 2021).

10.9+

Amended and Restated Severance Agreement by and between the Registrant and Bonne Adamas, dated September 27, 2017 (incorporated by reference to the Registrant’s Annual Report on Form 10-K, filed with the SEC on February 25, 2021).

10.10+

Employment Agreement by and between the Registrant and Scott Brown, dated January 28, 2020 (incorporated by reference to Registrant’s Annual Report on Form 10-K, filed with the SEC on February 28, 2020).

Exhibit Number	Description of Document
10.11+

Severance Agreement by and between the Registrant and Scott Brown, dated December 4, 2019 (incorporated by reference to Registrant’s Annual Report on Form 10-K, filed with the SEC on February 28, 2020).

10.12+	TRACON Pharmaceuticals, Inc. Severance Plan and Summary Plan Description (incorporated by reference to the Registrant’s Registration Statement on Form S-1 (File No. 333-201280), as amended).

10.13*#

Collaboration and Clinical Trial Agreement by and among the Registrant, 3D Medicines (Beijing) Co., LTD. and Jiangsu Alphamab Biopharmaceuticals Co., LTD. dated December 20, 2019 (incorporated by reference to Registrant’s Annual Report on Form 10-K, filed with the SEC on February 28, 2020).

10.14

Capital on DemandTM Sales Agreement, dated as of December 9, 2020, by and between the Registrant and JonesTrading Institutional Services LLC (incorporated by reference to the Registrant’s Current Report on Form 8-K, filed with the SEC on December 9, 2020).

10.15

Amendment to the Capital on DemandTM Sales Agreement, dated as of March 15, 2022, by and between the Registrant and JonesTrading Institutional Services LLC (incorporated by reference to the Registrant’s Registration Statement on Form S-3, filed with the SEC on March 16, 2022).

10.16*#

Collaborative Development and Commercialization Agreement by and among the Registrant, Eucure (Beijing) Biopharma Co., Ltd. and Biocytogen Pharmaceuticals (Beijing) Co., Ltd., dated as of October 8, 2021 (incorporated by reference to the Registrant’s Annual Report on Form 10-Q, filed with the SEC on November 3, 2021).

10.17

Securities Purchase Agreement by between the Registrant and Opaleye L.P., dated as of June 21, 2022 (incorporated by reference to the Registrant’s Current Report on Form 8-K, filed with the SEC on June 21, 2022).

10.18*#

Investment Agreement by and between the Registrant and Batiste Investments LLC, dated as of December 22, 2022 (incorporated by reference to the Registrant’s Annual Report on Form 10-K, filed with the SEC on February 28, 2020).

10.19

Securities Purchase Agreement by and between the Registrant and the purchaser listed on Exhibit A thereto, dated as of March 9, 2023 (incorporated by reference to the Registrant’s Current Report on Form 8-K, filed with the SEC on March 9, 2023).

10.20#

Purchase Agreement by and between the Registrant and Lincoln Park Capital Fund, LLC, dated as of May 8, 2023 (incorporated by reference to the Registrant’s Quarterly Report on 10-Q for the quarter ended March 31, 2023, filed with the SEC on May 10, 2023).

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Cooley LLP (included in Exhibit 5.1).

24.1	Power of Attorney. Reference is made to the signature page hereto.

101.INS	Inline XBRL Instance Document

101.SCH	Inline XBRL Taxonomy Extension Schema Document

101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document

101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document

101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document

Exhibit Number	Description of Document
107	Filing Fee Table.

+	Indicates management contract or compensatory plan.
*

Pursuant to Item 601(b)(10) of Regulation S-K, certain portions of this exhibit have been omitted (indicated by “[***]”) because the Registrant has determined that the information is both not material and is the type that the Registrant customarily and actually treats as private or confidential.

#

Schedules (or similar attachments, including exhibits) to this exhibit have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the Securities and Exchange Commission or its staff upon request.

(b) Financial Statement Schedules

No financial statement schedules are provided because the information called for is not required or is shown either in the financial statements or related notes, which are incorporated herein by reference.

Item 17. Undertakings

(a) The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the registration statement is on Form S-1 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, that are incorporated by reference in this registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)

That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)

That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)

That for purposes of determining any liability under the Securities Act, (i) the information omitted from the form of prospectus filed as part of the registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(l) or (4) or 497(h) under the Securities Act shall be deemed to be a part of the registration statement as of the time it was declared effective; and (ii) each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offing of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons of the Registrant pursuant to our Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by the registrant is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California on May 19, 2023.

TRACON Pharmaceuticals, Inc.

By:	/s/ Charles P. Theuer, M.D., Ph.D.
Charles P. Theuer, M.D., Ph.D.
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Charles P. Theuer, M.D., Ph.D. and Scott B. Brown, CPA, and each and either of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the dates indicated.

Signature	Title	Date

/s/ Charles P. Theuer, M.D., Ph.D.	President, Chief Executive Officer and Member of the Board of Directors	May 19, 2023
Charles P. Theuer, M.D., Ph.D.	(Principal Executive Officer)

/s/ Scott B. Brown, CPA	Chief Financial Officer	May 19, 2023
Scott B. Brown, CPA	(Principal Financial and Accounting Officer)

/s/ Lisa Johnson-Pratt, M.D.	Member of the Board of Directors	May 19, 2023
Lisa Johnson-Pratt, M.D.

/s/ Carol C. Lam, J.D.	Member of the Board of Directors	May 19, 2023
Carol C. Lam. J.D.

/s/ William R. LaRue	Member of the Board of Directors	May 19, 2023
William R. LaRue

/s/ Martin A. Mattingly, Pharm.D.	Member of the Board of Directors	May 19, 2023
Martin A. Mattingly, Pharm.D.

/s/ Saundra Pelletier	Member of the Board of Directors	May 19, 2023
Saundra Pelletier

/s/ J. Rainer Twiford, J.D., Ph.D.	Member of the Board of Directors	May 19, 2023
J. Rainer Twiford, J.D., Ph.D.

/s/ Stephen T. Worland, Ph.D.	Member of the Board of Directors	May 19, 2023
Stephen T. Worland, Ph.D.